Exhibit 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President
Or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTH EARNINGS

York, Pennsylvania, May 7, 2004: The York Water Company's (NASDAQ:YORW) President, Jeffrey S. Osman, announced today the Company's financial results for the first quarter of 2004.

President Osman reported that the operating revenues of $5,363,000 increased 12.7% over the first quarter of 2003 due to customer growth, higher consumption and the rate increase effective June 2003.

During the first quarter of 2004, the Company had a non-recurring after-tax gain on the sale of land of $491,000. After this item, net income was $1,086,181, an increase of 43.4% compared to the first quarter of 2003. The increase in net income is attributed to the increase in revenues and controlled costs.

During the first quarter of 2004, the Company incurred $6.6 million on construction projects, primarily on the Susquehanna River Pipeline Project, and additionally to expand its service territory. The Pipeline Project will increase capacity by 50%, or 12 million gallons per day, and will allow the Company to continue to meet the water needs of its customers, and will set aside the possibility of water rationing, plant closings and discontinued operations associated with drought emergencies and water restrictions.

	Three Months Ended March 31 In 000's (except per share)
	2004	2003

Water Operating Revenues	$5,363	$4,758
Net Income	$1,577	$ 758
Average Number of Common Shares Outstanding	6,421	6,367
Basic Earnings per Common Share	$ 0.25	$ 0.12
Dividends Paid Per Common Share	$0.145	$0.135

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